Exhibit 10.2

WALGREENS BOOTS ALLIANCE, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated effective December 31, 2014)

WALGREENS BOOTS ALLIANCE, INC.

EMPLOYEE STOCK PURCHASE PLAN

Walgreen Co. (“Walgreens”) previously maintained the Walgreen Co. 1982 Employees Stock Purchase Plan which was amended and restated in the form of the Walgreen Co. Employee Stock Purchase Plan effective July 1, 2014 (the “Plan”). On December 31, 2014, a reorganization of Walgreens into a holding company structure (the “Reorganization”) was completed. Pursuant to the Reorganization, Walgreens became a wholly owned subsidiary of a new Delaware corporation named Walgreens Boots Alliance, Inc. (the “Company”). In connection with the Reorganization, the Plan and all Options then outstanding under the Plan were assumed by the Company. Accordingly, the Plan is hereby amended and restated as set forth herein, effective as of December 31, 2014, in order to reflect its assumption by the Company. This plan document sets forth the terms and conditions of the Plan.

1. Definitions. Whenever used in the Plan, the words and phrases defined in this Section 1 shall have the following meaning unless a different meaning is clearly required by the context of the Plan, and when the defined meaning is intended the term is capitalized.

(a)	“Administrator” means the person or persons who are designated by the Committee to performing Plan administrative functions on behalf of the Committee.

(b)	“Authorization Form” means an Employee’s payroll deduction authorization form, containing such terms and provisions as may be authorized by the Administrator, and in such paper or electronic form as may be prescribed by the Administrator.

(c)	“Board of Directors” or “Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(e)	“Committee” means the Compensation Committee of the Board of Directors. Members of the Committee shall not be eligible to participate in the Plan.

(f)	“Company” means Walgreens Boots Alliance, Inc., a Delaware corporation.

(g)	“Compensation” means for any Participant, the largest of (i) his or her then base salary rate annualized plus the amount of any Company bonus earned by the Participant in the immediately preceding calendar year, (ii) total earnings projected to be reported on Internal Revenue Service form W-2 for the current calendar year by using actual year-to-date W-2 earnings plus the remaining months of the calendar year projected on the same basis as the most recent month’s W-2 base salary, and (iii) the earnings amount that would be applicable to him or her under Federal Minimum Wage laws for the current calendar year.

(h)	“Date of Grant” shall be the first day of each Option Period.

(i)	“Employee” means an employee of an Employer who meets the eligibility requirements in Section 6 of this Plan.

(j)	“Employer” or “Participating Employer” means the Company and all U.S. and Puerto Rico Subsidiaries of the Company, except to the extent any such Subsidiary has been designated by the Board or the Committee as not a Participating Employer under the Plan.

(k)	“Option” or “Options” means a right or rights to purchase Stock under the Plan.

(l)	“Option Period” means the one-month period commencing on the day following the last trading day of any calendar month and ending on the last trading day of the next succeeding calendar month.

(m)	“Participant” means any Employee who has been granted an Option under the Plan and has elected to participate in the Plan in accordance with Section 7 of this Plan.

(n)	“Plan” means the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan (formerly the Walgreen Co. Employee Stock Purchase Plan), as amended and restated effective December 31, 2014, as it may be further amended and in effect from time to time.

(o)	“Purchase Date” with respect to purchase made pursuant to the payroll deductions described under Section 7 of this Plan, means the last trading day of each month in which any payroll deductions are made under the Plan; with respect to purchases made pursuant to a cash contribution as described in Section 7 of this Plan, means the date on which the Employee exercises his or her option to purchase Stock under the Plan.

(p)	“Purchase Price” means the purchase price of Stock determined under Section 10 of this Plan.

(q)	“Stock” means the common stock of the Company, par value $0.01 per share.

(r)	“Subsidiary” means a corporation 50% or more of which the voting stock of which is owned either directly or indirectly by the Company.

2. Effective Date. This Plan was originally established effective as of October 13, 1982, and has subsequently been amended from time to time. This amended and restated Plan is hereby effective as of December 31, 2014.

3. Purpose. The Plan is designed to assist Employees of the Company and its designated Subsidiaries in acquiring the Company’s Stock as an investment over a period of years on discounted and tax-advantageous bases.

4. Administration. The Plan is administered by the Committee, which consists of three or more members who are appointed by and serve at the discretion of the Board. Members of the Committee are not employees of the Company and are therefore not eligible to participate in the Plan.

The Committee has the general responsibility for maintaining and operating the Plan and the authority to construe and interpret the Plan and any agreement or instrument entered into under the Plan and to establish, amend, or waive rules and regulations for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority to such person or persons as it may deem appropriate, including officers or other employees of the Company. References in this document to the “Administrator” shall mean the person or persons who are performing Plan administrative functions on behalf of the Committee. The Company will pay all expenses of administering the Plan, including brokerage commissions for stock purchases under the Plan.

5. Shares Subject to the Plan. The maximum aggregate number of shares of Stock for which Options may be granted to all participants under the Plan is 94,000,000. Shares of Stock under the Plan may consist of shares purchased in the open market by the Administrator on behalf of the Plan and its participants or authorized but unissued shares or shares reacquired by the Company. Shares of Stock represented by any unexercised portion of any terminated Option granted under the Plan may again be subject to Options granted under the Plan.

6. Eligibility. Any Employee who has completed 90 days of employment with the Employer and who, at the time the Employee seeks to participate in the Plan pursuant to this Section 7, works an average of at least 20 hours per week (pursuant to the measurement approach set by the Administrator), shall be eligible to become a Participant in the Plan, in accordance with such rules as may be prescribed by the Committee; provided, that any Employee who is a citizen or resident of a foreign jurisdiction may be excluded from participating in the Plan to the extent permitted by section 423 of the Code and the regulations issued thereunder.

No Employee may be granted an Option hereunder if immediately after the Option is granted such Employee owns 5% or more of the total combined voting power or value of the stock of the Company or any Subsidiary. For the purposes thereof, the attribution rules of section 425(d) of the Code shall apply in determining the Stock ownership of an Employee, and the Stock which he may purchase under outstanding options under any plan maintained by the Company shall be treated as Stock owned by the Employee.

7. Participation. A person who is an Employee on the first day of an Option Period may become a Participant in the Plan by completing and forwarding an Authorization Form to the Administrator. The form will authorize regular payroll deductions from the Employee’s pay checks. An Employee may also become a Participant by making periodic cash contributions to the extent permitted by the Committee; provided, however, that in no event shall the combined total payroll deductions and cash contributions annually exceed 25% of the Participant’s Compensation.

Notwithstanding the foregoing, no Employee may be granted an Option which permits his rights to purchase Stock under this Plan and any other tax qualified employee Stock purchase plan of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value (as determined under Section 10 of the Plan) of such Stock for each calendar year in which the Option is outstanding at any time.

8. Payroll Deductions and Cash Contributions. An Employee may, in accordance with the rules adopted by the Committee or the Administrator, authorize a payroll deduction of any whole percentage from 1% to 25% of his or her base salary each pay period; provided, however, that a Participant’s payroll deduction shall be at least in a minimum amount established in accordance with the rules adopted by the Committee or the Administrator.

An Employee may, in accordance with the rules adopted by the Committee, make a cash contribution once per Option Period; provided, however, that each such cash contribution shall be no less than $250.

Prior to January 8, 2014, Employees were permitted to apply to the Company for loans for the purpose of making cash contributions to acquire Stock as provided in Section 7 of this Plan. At no time shall the total principal amount outstanding on any loans granted to an Employee pursuant to this Plan exceed 50% of the Employee’s then current base salary rate annualized. Such loans shall be at such terms, rates, and conditions (including repayment provisions) as may be determined from time to time by the Committee.

Effective January 8, 2014, loans described in the preceding paragraph are longer provided by the Company. Loans outstanding as of January 8, 2014, shall continue to be repaid in accordance with their repayment terms.

9. Deduction Changes and Discontinuance. A Participant may increase, decrease or discontinue his or her payroll deduction at any time by filing a new Authorization Form with the Administrator. The foregoing is subject to any timing or frequency restrictions that may be imposed on a uniform basis by the Committee or the Administrator.

10. Purchase Price. The Purchase Price of Stock purchased pursuant to the exercise of an Option for any Option Period shall be equal to 90% of the closing market price of the Company’s Stock on the NASDAQ Stock Market on the Purchase Date for such Option Period. The Purchase Price for any Option exercised hereunder shall in no event be less than the lesser of $1.00 per share, or 90% of the closing market price of the Company’s Stock on the Grant Date.

11. Manner of Purchasing Stock. With respect to those Employees who have authorized regular payroll deductions, the Administrator shall establish an account in the name of each Participant in the Plan. A Participant’s payroll deduction shall be credited to his or her account, shall be accumulated in such account without interest and shall be applied as of each Purchase Date to purchase at the Purchase Price for such date the maximum number of whole and fractional shares of Stock that may be purchased with such funds. Funds in the Participant’s account may not be withdrawn except as provided in Section 14.

If a Participant’s account contains sufficient funds to purchase shares of Stock as of any Purchase Date, he or she shall be deemed to have exercised an Option to purchase Stock at the Purchase Price for such date. As of the Purchase Date, a Participant’s entitlement to such share or shares of Stock shall be appropriately noted on the records of the Administrator. To the extent that an Option is not exercised between the Date of Grant and the end of an Option Period, the Option shall terminate.

With respect to a cash contribution, the Administrator shall purchase at the Purchase Price for the applicable Purchase Date the maximum number of whole shares of Stock that may be purchased with such cash contribution. As of the Purchase Date, a Participant’s entitlement to such shares of Stock so acquired shall be appropriately noted on the records of the Administrator.

Upon any purchase of Stock in the open market pursuant to the Plan, the Company shall pay all additional costs of acquiring such Stock.

In no event shall the number of shares of Stock purchased by any Participant for any Option Period exceed 5,000, or such other maximum number of shares as may be designated by the Committee from time to time.

12. Issuance of Stock Certificates and Shareholders Rights. The Administrator shall establish procedures for the shares of Stock purchased by each Participant to be issued to such Participant by the Company in book entry form, in a brokerage account, in stock certificate form or such other acceptable method of issuance. None of the rights or privileges of a shareholder of the Company shall exist with respect to Stock purchased under the Plan unless and until the Participant shall become the beneficial owner of such Stock on the records of the Company. The Company shall have the right and shall be authorized to retain, as collateral, any Stock purchased with a cash contribution for which an Employee has received a loan for the purchase of Stock pursuant to Section 8 of the Plan.

If a Participant has an outstanding loan for the purchase of Stock pursuant to Section 8 of the Plan, the Administrator may apply dividends paid on such Stock to pay off the outstanding principal and any accrued interest on such loan. Cash dividends paid on all other shares of Stock accruing to a Participant’s account under the Plan shall be paid to the Participant in cash, unless the Participant elects to have the Administrator reinvest such dividends through the purchase of Stock at the prevailing market price on the open market.

13. Registration of Stock. Stock issued hereunder, will be registered only in the name of the Participant, or, if his or her Authorization Form so specifies, in the name of the Participant and any other person as joint tenants with right of survivorship. No other names may be included in the Stock registration.

14. Rights on Retirement, Death, or Termination of Employment. In the event of a Participant’s retirement, death, or other termination of employment, the balance in his or her account shall be distributed to the Participant, or in the event of death (i) to the executor or administrator of the Participant’s estate, or (ii) if none, to the Participant’s heirs in accordance with the laws of descent and distribution.

15. Rights Not Transferable. Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution, and are exercisable only by the Participant during his or her lifetime.

16. Changes in Capitalization. In the event of any change (increase or decrease) in the outstanding shares of Company Stock by reason of a stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization, the aggregate number and class of shares of Stock available under this Plan, the number and class of shares of Stock subject to each outstanding Option, the Purchase Price for each Option and the other limits set forth in this Plan in the form of shares of Stock or Purchase Price shall be appropriately and proportionately adjusted by the Committee to prevent dilution or enlargement of rights and preserve the value of outstanding awards; provided that fractional shares of Stock shall be rounded to the nearest whole share. The Committee’s determination shall be final and conclusive.

17. No Purchase of Stock by Company. The Company will be under no obligation to repurchase from any Participant any shares of Stock he or she has acquired under the Plan.

18. Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend the Plan in any respect, including but not limited to any amendments as may be necessary or advisable to maintain the Plan as an employee stock purchase plan meeting the requirements of section 423 of the Code and the regulations issued thereunder; provided, however, that without the approval of a majority of the shares of Stock of the Company then issued and outstanding and entitled to vote, no amendment or modification may become effective if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements or applicable exchange listing requirements.

19. Termination of the Plan. While it is intended that the Plan remain in effect indefinitely, the Board of Directors may terminate the Plan at any time in its discretion. The Plan shall be terminated by the Board of Directors if at any time the number of shares of Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements and the number of authorized shares is not increased to meet all prior purchase requirements at the next annual meeting of shareholders.

Upon termination of the Plan, the Administrator shall give notice thereof to Participants, and shall terminate all payroll deductions and apportion the remaining available shares of Stock among Participants for purchase in accordance with the Plan in such manner as the Administrator may deem equitable. Cash balances in Participants’ accounts shall be refunded promptly.

20. Listing, Registration, and Qualification of Shares. The granting of Options for, and the sale of delivery of, Stock under the Plan, shall be subject to the effecting by the Company of any listing, registration, or qualification of the shares subject to that Option upon any securities exchange or under any federal or state law, or the obtaining of the consent or approval of any governmental regulatory body deemed necessary or desirable for the issue or purchase of the shares covered.

21. Employment Rights. Neither the establishment of the Plan, nor the grant of any Options thereunder nor the exercise thereof shall be deemed to (a) give to an Employee the right to be retained in the employ of the Employer (b) interfere with the right of the Employer to discharge any Employee at any time, (c) give to the Employer the right to require the Employee to remain in its employ, or (d) interfere with the Employee’s right to sever his employment at any time.